Exhibit 4.1

FOURTH AMENDMENT TO

AMENDED AND RESTATED PROMISSORY NOTE

This FOURTH AMENDMENT TO AMENDED AND RESTATED PROMISSORY NOTE (this “Fourth Amendment”) is entered into as of April 12, 2022, by and between UNIQUE LOGISTICS INTERNATIONAL INC., a corporation incorporated under the laws of the State of Nevada (the “Company”), and Trillium Partners, L.P., a limited partnership organized and existing under the laws of the state of Delaware (the “Lender”) and further amends that certain AMENDED AND RESTATED PROMISSORY NOTE, dated April 7, 2021, made by Company in favor of Lender, as amended July 22, 2021, pursuant to that first amendment thereto, and September 23, 2021, pursuant to that certain second amendment thereto, and March 31, 2022, pursuant to that certain third amendment, (the “Original Note”).

RECITALS

A.	WHEREAS, the Company has requested that the Lender extend the maturity date of the note from March 31, 2022 to September 30, 2022 to provide Company with additional time for payment;

B.	WHEREAS, the Lender agrees that it would be in its best interest to extend the maturity date of the Original Note and to amend the Original Note accordingly with effect from December 31, 2021;

AGREEMENT

NOW THEREFORE, for adequate consideration the sufficiency of which is acknowledged by the signatures of the parties hereto, the parties to this Second Amendment agree as follows:

The first paragraph of the Original Note is amended to delete “March 31, 2022” and replace the same with “September 30, 2022”

The parties hereto have executed this Fourth Amendment effective as of March 31, 2022.

[SIGNATURE PAGE FOLLOWS]

COMPANY:

UNIQUE LOGISTICS INTERNATIONAL INC.

By:
Name:	Sunandan Ray
Title:	CEO

LENDER:

TRILLIUM PARTNERS, L.P.

By:
Name:	Stephen Hicks
Title:	Mgr of GP

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